EXHIBIT (8)(q)(1)

FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

(FIDELITY)

FIFTH AMENDMENT TO PARTICIPATION AGREEMENT

Transamerica Financial Life Insurance Company (formerly AUSA Life Insurance Company, Inc.), Variable Insurance Products Fund II and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated August 31, 2000, as amended, by doing the following:

The Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of July 2004.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Priscilla I. Hechler
Name:	Priscilla I. Hechler
Title:	Assistant Vice President and Assistant Secretary

VARIABLE INSURANCE PRODUCTS FUND II

By:	/s/ Christene Reynolds
Name:	Christene Reynolds
Title:	Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Don Holborn
Name:	Don Holborn
Title:	Executive Vice President

® Contrafund is a registered trademark of FMR Corp.

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded by Separate Account
TFLIC Series Life Account (est. October 24, 1994)	Form Number: VL03NY Product: TFLIC Financial Freedom Builder

Form Number: VL95NY Product: TFLIC Freedom Elite Builder

Form Number: JLS02NY Product: TFLIC Freedom Wealth Protector

Form Number: VL08NY Product: TFLIC Freedom Elite Builder II

Separate Account VA BNY (est. September 27, 1994)	Form Number: AV343 101 90 396 Product: TFLIC Landmark Variable Annuity

TFLIC Series Annuity Account (est. March 20, 2001)	Form Number: WL18NY Product: TFLIC Freedom Premier

TR-Fidelity VIP II Contrafund® Portfolio (est. July 1, 2001)	Form Number: TA-AP-2001-CONT

Separate Account VA QNY (est. August 13, 1996)	Form Number: AV1024 101 179 1003

® Contrafund is a registered trademark of FMR Corp.